Exhibit 5.1

DLA Piper (Canada) LLP Suite 2800, Park Place 666 Burrard St Vancouver BC V6C 2Z7 www.dlapiper.com

February 8, 2021

Acreage Holdings, Inc.

450 Lexington Avenue, #3308

New York, NY 10163

Re:	Acreage Holdings, Inc.: Registration of Shares under the US Securities Act of 1933, as amended (the “Securities Act”)

We have acted as British Columbia legal counsel to Acreage Holdings, Inc. (the “Company”), a British Columbia company, in connection with the registration under the Securities Act of the resale or other disposition from time to time of:

(a)	4,259,633 Class E Subordinate Voting Shares (the “February Fixed Shares”) issuable upon exercise of warrants issued by the Company in February 2020, with an exercise price of $4.00 per share for 5 years from the date of issuance (the “February Fixed Warrants”), and 1,825,556 Class D Subordinate Voting Shares (the “February Floating Shares”) issuable upon exercise of warrants issued by the Company in February 2020, with an exercise price of $4.00 per share for 5 years from the date of issuance (the “February Floating Warrants”). The February Fixed Warrants and the February Floating Warrants were issued pursuant to a Supplemental Warrant Indenture between the Company and Odyssey Trust Company (the “Warrant Agent”) dated September 23, 2020 (the “Supplemental Warrant Indenture”) in exchange for certain warrants issued pursuant to a Warrant Indenture between the Company and the Warrant Agent dated February 10,2020 (the “Original Warrant Indenture”);

(b)	16,799 Class E Subordinate Voting Shares (the “Commitment Fixed Shares”) and 7,199 Class D Subordinate Voting Shares (the “Commitment Floating Shares”) issued pursuant to a credit agreement among Acreage Finance Delaware, LLC, as borrower, and Acreage IP Holdings, LLC, Prime Wellness of Connecticut, LLC, D&B Wellness, LLC and Thames Valley Apothecary, LLC, as guarantors, and IP Investment Company, LLC, as lender, administrative agent and collateral agent dated March 6, 2020 (the “Original Credit Agreement”), as amended by Amendment No. 1 thereto dated September 23, 2020 (the “Credit Agreement Amendment No. 1”) and as further amended by Amendment No. 2 thereto dated October 20, 2020 (the “Credit Agreement Amendment No. 2”); and

(c)	1,556,929 Class E Subordinate Voting Shares (the “November Fixed Shares”) issuable upon exercise of warrants issued by the Company in November 2020, with an exercise price of $3.15 per share for 4 years from the date of issuance (the “November Fixed Warrants”), and 697,666 Class D Subordinate Voting Shares (the “November Floating Shares”, and together with the February Fixed Shares, the February Floating Shares, the Commitment Fixed Shares, the Commitment Floating Shares and the November Fixed Shares, the “Shares”) issuable upon exercise of warrants issued by the Company in November 2020, with an exercise price of $3.01 per share for 4 years from the date of issuance (the “November Floating Warrants”). The November Fixed Warrants and the November Floating Warrants were issued pursuant to a loan agreement between the Company’s subsidiary, High Street Capital Partners, LLC and a syndicate of lenders dated October 30, 2020 (the “Term Loan Agreement”) in respect of a $70 million secured term loan facility guaranteed by the Company;

in each case, pursuant to the prospectus contained in the Registration Statement (as defined below). The Shares may be sold by the selling shareholders (the “Selling Security Holders”) identified as such in the Registration Statement.

2.	Documents Examined and Reliances

(a)	For the purpose of rendering our opinions expressed below, we have examined and relied upon the following documents:

(i)	a Certificate of Good Standing with respect to the Company issued by the Registrar of Companies under the Business Corporations Act (British Columbia) dated February 7, 2021;

(ii)	the Original Warrant Indenture, and a written resolution of the directors of the Company dated February 5, 2020 authorizing entry into the Original Warrant Indenture;

(iii)	the Supplemental Warrant indenture, and a written resolution of the directors of the Company dated September 22, 2020 authorizing entry into the Supplemental Warrant Indenture;

(iv)	the forms of certificate representing the February Fixed Warrants and the February Floating Warrants (the “February Warrant Certificates”);

(v)	the Original Credit Agreement, and a written resolution of the directors of the Company dated February 5, 2020 authorizing the reservation and issuance of certain shares of the Company in connection with the Original Credit Agreement;

(vi)	the Credit Agreement Amendment No. 1, and a written resolution of the directors of the Company dated September 22, 2020 authorizing the reservation and issuance of 8,399 Commitment Fixed Shares and 3,599 Commitment Floating Shares in connection with the Credit Agreement Amendment;

(vii)	the Credit Agreement Amendment No. 2;

(viii)	the Term Loan Agreement, and a written resolution of the directors of the Company dated October 29, 2020 authorizing entry into the Term Loan Agreement;

(ix)	the forms of certificate representing the November Fixed Warrants and the November Floating Warrants (the “November Warrant Certificates”);

(x)	a draft registration statement on Form S-1 dated February 8, 2021 (the “Registration Statement”) relating to the registration of the Shares under the Securities Act;

(xi)	A written resolution of the directors of the Company dated February 5, 2021 approving the registration of the Shares under the Registration Statement; and

(xii)	a certificate dated today's date (the “Officer’s Certificate”) of James Doherty, the General Counsel of the Company, with respect to certain factual matters relevant to our opinions expressed below.

We have relied exclusively upon the certificates, documents and records referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent investigation or verification of such factual matters.

3.	Assumptions

For the purposes of rendering our opinions expressed below, we have assumed:

(a)	the legal capacity of all individuals signing documents, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, telecopied or photocopied copies;

(b)	the completeness, accuracy, and currency of: (i) the indices and filing systems maintained at the public offices where we have searched or made inquiries, (ii) all documents supplied or otherwise conveyed to us by public officials, and (iii) all facts set forth in those documents and in official public records;

(c)	that all documents reviewed by us have not been modified in any manner since the date they were submitted to us, whether by written or oral agreement or by conduct of the parties thereto or otherwise;

(d)	that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded; and

(e)	that all Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement.

We are qualified to practise law in the Province of British Columbia, and our opinions expressed below are rendered solely with respect to the laws of the Province British Columbia and the federal laws of Canada applicable therein. Except as otherwise set forth herein, our opinions are expressed as at the date hereof based on legislation and regulations in effect on the date hereof, and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof.

Whenever our opinions expressed below refer to Shares, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise. We express no opinion as to actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We express no opinion as to whether the Registration Statement provides full, true and plain disclosure of all material facts relating to the Company or the Shares or whether the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, all within the meaning of applicable securities laws.

4.	Opinions

Based and relying upon the foregoing, we are of the opinion that:

(a)	the issuance of the February Fixed Shares upon exercise of the February Fixed Warrants and issuance of the February Floating Shares upon exercise of the February Floating Warrants has been duly authorized, and upon exercise of such warrants in accordance with the terms of the February Warrant Certificates, the Original Warrant Indenture and the Supplemental Warrant Indenture, including full payment of the exercise price per Share purchased, the February Fixed Shares and the February Floating Shares will be duly and validly issued as fully paid and non-assessable;

(b)	the Fixed Commitment Shares and the Floating Commitment Shares have been duly and validly issued as fully paid and non-assessable; and

(c)	the issuance of the November Fixed Shares upon exercise of the November Fixed Warrants and the issuance of the November Floating Shares upon exercise of the November Floating Warrants has been duly authorized, and upon exercise of such warrants in accordance with the terms of the November Warrant Certificates, including full payment of the exercise price per Share purchased, the November Fixed Shares and the November Floating Shares will be duly and validly issued as fully paid and non-assessable.

Our opinions expressed above are rendered for the sole benefit of the addressee, are delivered in connection with the transactions described herein and may not be relied upon by any other person or in connection with any other transaction, quoted from or referred to in any other documents, or furnished (either in its original form or by copy) to any other person without our prior written consent.

5.	Consent

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed “Legal Matters”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours Truly,

/s/ DLA Piper (Canada) LLP

DLA Piper (Canada) LLP